Nanophase Technologies Corporation 10-K

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (No.’s 333-53445, No. 333-74170, No. 333-119466, No. 333-150765, No. 333-187649, and No. 333-255357) on Form S-8 and Registration Statements (No. 333-90326, No. 333-112130, No. 333-116224, No. 333-140461, No. 333-143153, and No. 333-163363) on Form S-3 of Nanophase Technologies Corporation of our report dated March 29, 2023, relating to the consolidated financial statements of Nanophase Technologies Corporation, appearing in this Annual Report on Form 10-K of Nanophase Technologies Corporation for the year ended December 31, 2022.

/s/ RSM US LLP

Schaumburg, Illinois
March 29, 2023